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Assurant Strengthens Position in Wireless Service Contract Market by Acquiring Wireless Handset Service Provider Signal Holdings

NEW YORK/WAYNE, PA, July 31-- Assurant, Inc. (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, announced today that it has entered into an agreement with Signal Holdings LLC, a leading provider of wireless handset protection programs and repair services, to acquire the company's outstanding capital stock for $250 million in an all cash transaction from Trident II, L.P. and Signal Holdings' management. Trident II is a private equity fund managed by Stone Point Capital LLC. The transaction, which is subject to regulatory approval, is expected to close in the fourth quarter of 2008.

Signal Holdings, a privately held company headquartered in Wayne, Pa., generates annual revenues of approximately $330 million through servicing service contracts for 4.2 million wireless subscribers. Signal has longstanding relationships with leading wireless carriers and employs approximately 700 people in four locations.

Assurant Solutions and Signal have been business partners since 2001. Assurant has provided the underwriting and marketing support with Signal providing the servicing capability for their shared client base. As a result, Assurant expects that its acquisition of Signal will not change reported gross written premiums, but will add approximately $150 million to Assurant Solutions revenue.

Robert B. Pollock, Assurant's president and chief executive officer said: "Assurant continues to target opportunities which we believe offer long term growth opportunities to our shareholders, and this acquisition improves our position in the service contract market for wireless handsets. Success of this deal will be measured by our ability to increase our market position in this growing market. The deal should be accretive to earnings beginning in 2010 after we have completed the integration of Signal into Assurant Solutions."

S. Craig Lemasters, president and chief executive officer of Assurant Solutions said: "This transaction expands Assurant Solutions' client portfolio and servicing capabilities in the wireless marketplace. In addition, we add an experienced management team and an outstanding customer service organization to Assurant Solutions, which is consistent with our goal of providing a total solution to our clients by integrating all aspects of the customer experience.

Tom Cloetingh, president and chief executive officer of Signal Holdings said: "Assurant Solutions has been a great partner for nearly eight years, and we are looking forward to becoming part of the company. Assurant brings scale to the business, in terms of product innovation, marketing expertise and financial stability. That's essential to growing and establishing new client relationships in the wireless industry."

About Signal Holdings

Signal Holdings of Wayne, Pa. is a leading provider of wireless handset insurance, logistics, repair and asset recovery services. Its clients include leading companies in wireless communications. The 24-year-old company provides end-to-end service wireless handset protection programs, including insurance, extended service contracts, customer care, forward and reverse logistics, handset repair, asset recovery and wireless technical support.

Signal Holdings is led by Tom Cloetingh, president and chief executive officer, and his brother, Steve Cloetingh, executive vice president, who together founded the company in 1984. The three primary operating companies are The Signal LP, a licensed insurance agency; CWork Solutions LP, which handles logistics and repairs, and Telecom Re, a Bermuda reinsurance company. The company owns and operates call centers in Albany, Ore., and Wayne, Pa., and a logistics and repair facility in York, Pa.

About Assurant and Assurant Solutions

Assurant is a premier provider of specialized insurance products and related services in North America and selected international markets. Its four key businesses - Assurant Employee Benefits, Assurant Health, Assurant Solutions and Assurant Specialty Property - have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments worldwide.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $26 billion in assets and $8 billion in annual revenue. The Assurant Web site is www.assurant.com.

Assurant Solutions businesses develop, underwrite, market and administer specialty insurance, extended service contracts and other risk management solutions through collaborative relationships with leading financial institutions, retailers, automobile dealers, funeral homes, utilities and other entities. With operations in 24 cities, including executive offices in Atlanta, Ga., Assurant Solutions serves clients and their customers in 13 countries throughout North America, the Caribbean, Latin America, Europe and Asia. www.assurantsolutions.com

Press Contacts:
James A. Sykes
Director, External Communications
Assurant Solutions
Phone: 770.763.1015
Fax: 770.859.4325
james.sykes@assurant.com

Investor Relations:
Melissa Kivett
Senior Vice President
Investor Relations
Phone: 212.859.7029
Fax: 212.859.5893
melissa.kivett@assurant.com

John Egan
Vice President
Investor Relations
Phone: 212.859.7197
Fax: 212.859.5893
john.egan@assurant.com